Exhibit 3.1

CERTIFICATE OF DESIGNATIONS, POWERS,
PREFERENCES AND RIGHTS
OF THE
7.25% NON-CUMULATIVE PERPETUAL
CONVERTIBLE PREFERRED STOCK, SERIES P
($1,000.00 initial liquidation preference per share)

OF

LEHMAN BROTHERS HOLDINGS INC.

Pursuant to Section 151 of the
General Corporation Law of the State of Delaware

LEHMAN BROTHERS HOLDINGS INC., a Delaware corporation (the “Corporation”), HEREBY CERTIFIES that the following resolution was duly adopted by the Executive Committee of the Board of Directors of the Corporation in accordance with Section 151(g) of the General Corporation Law of the State of Delaware pursuant to the authority conferred upon the Board of Directors of the Corporation by the provisions of the Restated Certificate of Incorporation of the Corporation and pursuant to the authority conferred upon the Executive Committee by the By-Laws of the Corporation and pursuant to the authority duly delegated thereto by the Board of Directors of the Corporation:

RESOLVED, that the Corporation be, and hereby is, authorized to issue a new series of its preferred stock, par value $1.00 per share, with a liquidation preference, in the aggregate, of $4,000,000,000.00 on the following terms, with the following designations, powers, preferences and rights:

1.                                       Designation and Amount; Fractional Shares.  The series of preferred stock shall be designated as the “7.25% Non-Cumulative Perpetual Convertible Preferred Stock, Series P” (the “Series P Preferred Stock”).  The Series P Preferred Stock shall be perpetual, subject to the conversion in accordance with the terms set forth herein, and the authorized number of shares of Series P Preferred Stock shall be four million (4,000,000) shares.  The Series P Preferred Stock is issuable in whole shares only.

2.                                       Dividends.  Holders of shares of Series P Preferred Stock shall be entitled to receive, only when, as and if declared by the Board of Directors or a duly authorized committee thereof out of funds of the Corporation legally available for payment, cash dividends on the liquidation preference of $1,000.00 per share at a rate per annum equal to 7.25%. Declared dividends on the Series P Preferred Stock shall be payable from and including the date of initial issuance and shall be payable quarterly, in arrears, on each January 1, April 1, July 1 and October 1, commencing on July 1, 2008 (each such date a “Dividend Payment Date”).  If any date on which dividends would otherwise be payable shall not be a business day, then the date of payment of dividends need not be made on such date, but such payment of dividends may be made on the next succeeding day that is a business day with the same force and effect as if made on the Dividend Payment Date, and no additional dividends shall be payable nor interest shall accrue on the amount payable from and after such Dividend Payment Date to the next succeeding business day. “Business day” means any day that is not a Saturday or Sunday and that, in New York City, is not a day on which banking institutions generally are authorized or obligated by law or executive order to be closed.

Dividends on Series P Preferred Stock shall not be cumulative; holders of Series P Preferred Stock shall not be entitled to receive any dividends not declared by the Board of Directors or a duly authorized committee thereof and no interest, or sum of money in lieu of interest, shall be payable in respect of any dividend not so declared.  Declared and unpaid dividends shall not bear interest.

Declared dividends shall be payable, in arrears, to holders of record as they appear on the stock books of the Corporation on each record date, which record date shall be the 15th day of the month preceding the month in which the related Dividend Payment Date occurs (each of which date being a “Record Date”).

The term “Dividend Period” means the period from and including each Dividend Payment Date to but excluding the next succeeding Dividend Payment Date (other than the initial Dividend Period, which shall commence on and include the date of initial issuance of the Series P Preferred Stock and shall end on but exclude the next Dividend Payment Date). Dividends payable on the Series P Preferred Stock shall be computed on the basis of a 360-day year consisting of twelve 30-day months.

No dividends may be declared or paid or set apart for payment on any Parity Preferred Stock (as defined in Section 7) unless there shall also be or have been declared and paid, or set apart for payment on the Series P Preferred Stock, dividends for the most recent Dividend Period ending on or before the dividend payment date of such Parity Preferred Stock, ratably with dividends on such Parity Preferred Stock, in proportion to the respective amounts of (x) the full amount of dividends that would be payable on the Series P Preferred Stock if dividends were declared in full on the Series P Preferred Stock for such Dividend Period, on the one hand, and (y) accumulated and unpaid dividends, or the full amount of dividends that would be payable for the most recent dividend period for such stock if such dividends were declared in full in the case of non-cumulative Parity Preferred Stock, on the other hand.

Except as set forth in the preceding paragraph, unless full dividends on the Series P Preferred Stock have been declared and paid or set aside for payment for the most recently completed Dividend Period, no dividends may be paid or declared and set aside for payment or other distribution made upon any other stock of the Corporation ranking junior to or on a parity with the Series P Preferred Stock as to dividends (any such stock “Junior or Parity Stock”), and the Corporation may not, and may not permit its subsidiaries to, redeem, purchase or otherwise acquire for any consideration (or make any payment to or available for a sinking fund with respect to) any Junior or Parity Stock; provided, however, that any moneys theretofore deposited in any sinking fund with respect to any Junior or Parity Stock in compliance with the provisions of such sinking fund may thereafter be applied to the purchase or redemption of such Junior or Parity Stock in accordance with the terms of such sinking fund, regardless of whether at the time of such application full dividends upon shares of the Series P Preferred Stock for the most recently completed Dividend Period shall have been paid or declared and set apart for payment); provided further that (i) any Junior or Parity Stock may be purchased, redeemed or otherwise acquired in connection with the satisfaction of the Corporation’s obligations pursuant to any contract entered into prior to the beginning of the then-current Dividend Period; (ii) any Junior or Parity Stock may be purchased, redeemed or otherwise acquired in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of any one or more employees, officers, directors, consultants or independent contractors of the Corporation or any of its subsidiaries; (iii) any Junior or Parity Stock may be exchanged, redeemed or converted for any Junior or Parity Stock; (iv) any Junior or Parity Stock may be redeemed, purchased or otherwise acquired with the proceeds of a substantially contemporaneous sale of any Junior or Parity Stock; or (v) fractional interests in shares of the Corporation’s capital stock may be purchased pursuant to the conversion or exchange provisions of such capital stock or the securities being converted or exchanged.  The foregoing provision shall not restrict the ability of Lehman Brothers Inc., or any other affiliate of the Corporation, to engage in any market-making transactions in any such Junior or Parity Stock in the ordinary course of business.

3.                                       Liquidation Preference.  The shares of Series P Preferred Stock shall rank, as to liquidation, dissolution or winding up of the Corporation, prior to the shares of common stock and any other stock of the Corporation ranking junior to the Series P Preferred Stock as to rights upon liquidation, dissolution or winding up of the Corporation, so that in the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of the Series P Preferred Stock shall be entitled to receive out of the assets of the Corporation available for distribution to its stockholders, whether from capital, surplus or earnings, before any distribution is made to holders of shares of common stock or any other such junior stock, an amount equal to the liquidation preference of $1,000.00 per share plus an amount equal to all declared and unpaid dividends on the shares of Series P Preferred Stock to the date of final distribution.  The holders of the Series P Preferred Stock shall not be entitled to receive the preferential amounts as aforesaid until the liquidation preference of any other stock of the Corporation ranking senior to the Series P Preferred Stock as to rights upon liquidation, dissolution or winding up shall have been paid (or a sum set aside therefor sufficient to provide for payment) in full.  After payment of the full amount of the preferential amounts as aforesaid, the holders of shares of Series P Preferred Stock will not be entitled to any further participation in any distribution of assets by the Corporation.  If, upon any liquidation, dissolution or winding up of the Corporation, the assets of the Corporation, or proceeds thereof, distributable among the holders of shares of Parity Preferred Stock and Series P Preferred Stock shall be insufficient to pay in full the preferential amounts payable thereon, then such assets, or the proceeds thereof, shall be distributable among such holders ratably in accordance with the respective amounts which would be payable on such shares if all amounts payable thereon were paid in full.  For the purposes hereof, neither a consolidation or merger of the Corporation with or into any other corporation, nor a merger of any other corporation with or into the Corporation, nor a sale, lease, exchange or transfer of all or substantially all of the Corporation’s assets shall be considered a liquidation, dissolution or winding up of the Corporation.

4.                                       Voting Rights.  The Series P Preferred Stock, except as provided herein or as otherwise from time to time required by law, shall have no voting rights.  Whenever, at any time or times, dividends payable on the shares of Series P Preferred Stock have not been paid for an aggregate of six Dividend Periods or more, whether or not consecutive, the authorized number of directors of the Corporation shall automatically be increased by two and the holders of the Series P Preferred Stock shall have the right, with holders of shares of any one or more other classes or series of Parity Preferred Stock outstanding at the time upon which like voting rights have been conferred and are exercisable (“Voting Parity Stock”), voting together as a class, to elect two directors (hereinafter the “Preferred Directors” and each a “Preferred Director”) to fill such newly created directorships at the Corporation’s next annual meeting of stockholders and at each subsequent annual meeting of the Corporation’s stockholders until full dividends have been paid on the Series P Preferred Stock for at least four consecutive Dividend Periods, at which time such right shall terminate, except as herein or by law expressly provided, subject to revesting in the event of each and every subsequent default of the character above mentioned.  Upon any termination of the right of the holders of shares of Series P Preferred Stock and Voting Parity Stock as a class to vote for directors as provided above, the term of office of all Preferred Directors then in office shall terminate immediately and the authorized number of directors shall be reduced by the number of Preferred Directors elected pursuant hereto.  Any Preferred Director may be removed at any time, with or without cause, and any vacancy created thereby may be filled in each case only by the affirmative vote of the holders of shares of Series P Preferred Stock voting separately as a class together with the holders of shares of Voting Parity Stock.  If the office of any Preferred Director becomes vacant for any reason other than removal from office as aforesaid, the remaining Preferred Director may choose a successor who shall hold office for the unexpired term in respect of which such vacancy occurred.  At elections for such directors, each holder of shares of Series P Preferred Stock shall be entitled to four (4) votes for each share held (the holders of shares of any other class or series of Voting Parity Stock being entitled to such number of votes, if any, for each share of such stock held as may be granted to them).

So long as any shares of any Series P Preferred Stock remain outstanding, the Corporation shall not, without the affirmative vote of the holders of at least 66 2/3% of the shares of such Series P Preferred Stock (i) authorize, create or issue any capital stock of the Corporation ranking, as to dividends or upon liquidation, dissolution or winding up, prior to such Series P Preferred Stock, or reclassify any authorized capital stock of the Corporation into any such shares of such capital stock or issue any obligation or security convertible into or evidencing the right to purchase any such shares of capital stock, or (ii) amend, alter or repeal the certificate of designations for such Series P Preferred Stock, or the Restated Certificate of Incorporation of the Corporation, whether by merger, consolidation or otherwise, so as to adversely affect the powers, preferences or special rights of such Series P Preferred Stock.  Any increase in the amount of authorized common stock or other authorized preferred stock, or any increase or decrease in the number of shares of any series of preferred stock (including, without limitation, the Series P Preferred Stock) or the authorization, creation and issuance of other classes or series of stock, in each case ranking on a parity with or junior to the shares of Series P Preferred Stock with respect to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to adversely affect such powers, preferences or special rights.

In exercising the voting rights set forth in this Section 4 or when otherwise granted voting rights by operation of law or by the Corporation, each share of Series P Preferred Stock shall be entitled to four (4) votes.

5.                                       Redemption.  The shares of Series P Preferred Stock shall not be redeemable.

6.                                       Amendment of Resolution.  The Board of Directors reserves the right from time to time to increase or decrease the number of shares that constitute the Series P Preferred Stock (but not below the number of shares thereof then outstanding) and in other respects to amend this Certificate of Designations within the limitations provided by law, this resolution and the Restated Certificate of Incorporation.

7.                                       Rank.  Any stock of any class or classes or series of the Corporation shall be deemed to rank:

(a) prior to shares of the Series P Preferred Stock, either as to dividends or upon liquidation, dissolution or winding up, or both, if the holders of stock of such class or classes or series shall be entitled by the terms thereof to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of shares of the Series P Preferred Stock;

(b) on a parity with shares of the Series P Preferred Stock, either as to dividends or upon liquidation, dissolution or winding up, or both, whether or not the dividend rates, dividend payment dates, or redemption or liquidation prices per share thereof be different from those of the Series P Preferred Stock, if the holders of stock of such class or classes or series shall be entitled by the terms thereof to the receipt of dividends or of amounts distributed upon liquidation, dissolution or winding up, as the case may be, in proportion to their respective dividend rates or liquidation prices, without preference or priority of one over the other as between the holders of such stock and the holders of shares of Series P Preferred Stock (the term “Parity Preferred Stock” being used to refer to any stock on a parity with the shares of Series P Preferred Stock, either as to dividends or upon liquidation, dissolution or winding up, or both, as the content may require); and

(c) junior to shares of the Series P Preferred Stock, either as to dividends or upon liquidation, dissolution or winding up, or both, if such class or classes or series shall be common stock or if the holders of the Series P Preferred Stock shall be entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of stock of such class or classes or series.

The Series P Preferred Stock shall rank, as to dividends and upon liquidation, dissolution or winding up, on a parity with the Corporation’s 5.94% Cumulative Preferred Stock, Series C, the Corporation’s 5.67% Cumulative Preferred Stock, Series D, the Corporation’s 6.50% Cumulative Preferred Stock, Series F, the Corporation’s Floating Rate Cumulative Preferred Stock, Series G, and the Corporation’s 7.95% Non-Cumulative Perpetual Preferred Stock, Series J, and any Parity Preferred Stock issued hereafter, including, but not limited, to the Corporation’s Non-Cumulative Perpetual Preferred Stock, Series H, the Corporation’s Non-Cumulative Perpetual Preferred Stock, Series I.

8.                                       Additional Definitions.  As used herein with respect to Series P Preferred Stock:

“Applicable Conversion Price” at any given time means, for each share of Series P Preferred Stock, the price equal to $1,000 divided by the Applicable Conversion Rate in effect at such time.

“Applicable Conversion Rate” means the Conversion Rate in effect at any given time.

“Base Price” has the meaning set forth in Section 10(d)(i).

“Capital Stock” of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any preferred stock, excluding any debt securities convertible into such equity.

“Closing Price” of the Common Stock on any date of determination means the closing sale price or, if no closing sale price is reported, the last reported sale price of the shares of the Common Stock on the New York Stock Exchange on that date.  If the Common Stock is not traded on the New York Stock Exchange on any date of determination, the Closing Price of the Common Stock on such date of determination means the closing sale price as reported in the composite transactions for the principal U.S. national or regional securities exchange on which the Common Stock is so listed or quoted, or, if no closing sale price is reported, the last reported sale price on the principal U.S. national or regional securities exchange on which the Common Stock is so listed or quoted, or if the Common Stock is not so listed or quoted on a U.S. national or regional securities exchange, the last quoted bid price for the Common Stock in the over-the-counter market as reported by Pink Sheets LLC or a similar organization, or, if that bid price is not available, the market price of the Common Stock on that date as determined by a nationally recognized independent investment banking firm retained by the Corporation for this purpose.  The “Closing Price” for any other share of Capital Stock shall be determined on a comparable basis.

For purposes of this Certificate of Designations, all references herein to the “Closing Price” and “last reported sale price” of the Common Stock on the New York Stock Exchange shall be such closing sale price and last reported sale price as reflected on the website of the New York Stock Exchange (http://www.nyse.com) and as reported by Bloomberg Professional Service; provided that in the event that there is a discrepancy between the closing sale price or last reported sale price as reflected on the website of the New York Stock Exchange and as reported by Bloomberg Professional Service, the closing sale price and last reported sale price on the website of the New York Stock Exchange will govern.

“Common Stock” means the common stock, $0.10 par value, of the Corporation.

“Conversion Agent” shall mean Computershare Trust Company, N.A. and Computershare Inc. collectively acting in their capacity as conversion agent for the Series P Preferred Stock, and their respective successors and assigns or any other conversion agent appointed by the Corporation.

“Conversion Date” has the meaning set forth in Section 10(a)(v)(B).

“Conversion Rate” means for each share of Series P Preferred Stock, 20.0509 shares of Common Stock, plus cash in lieu of fractional shares, subject to adjustment as set forth herein.

“Current Market Price” of the Common Stock on any day, means average Closing Price of the Common Stock for the 10 consecutive Trading Days immediately prior to the Ex-Dividend Date for the distribution requiring such computation. Notwithstanding the foregoing, whenever successive adjustments to the Conversion Rate are called for pursuant to Section 11, such adjustments shall be made to the Current Market Price as may be necessary or appropriate to effectuate the intent of Section 11 and to avoid unjust or inequitable results as determined in good faith by the Board of Directors.

“Depositary” means DTC or its nominee or any successor depositary appointed by the Corporation.

“Distributed Assets” has the meaning set forth in Section 11(a)(iv).

“Dividend Threshold Amount” has the meaning set forth in Section 11(a)(v).

“DTC” means The Depository Trust Company, together with its successors and assigns.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Property” has the meaning set forth in Section 12(a).

“Ex-Dividend Date,” when used with respect to any dividend, distribution or issuance, means the first date on which the shares of Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive the relevant dividend, distribution or issuance.

“Expiration Date” has the meaning set forth in Section 11(a)(vi).

“Expiration Time” has the meaning set forth in Section 11(a)(vi).

“Fair Market Value” means the amount which a willing buyer would pay a willing seller in an arm’s-length transaction as determined by the Board of Directors.

“Fiscal Quarter” means, with respect to the Corporation, the fiscal quarter publicly disclosed by the Corporation.

“Fundamental Change” has the meaning set forth in Section 10(d)(i).

“Holder” means the Person in whose name the shares of Series P Preferred Stock are registered, which may be treated by the Corporation, Transfer Agent, Registrar, paying agent and Conversion Agent as the absolute owner of the shares of Series P Preferred Stock for the purpose of making payment and settling conversions and for all other purposes.

“Make-Whole Acquisition” means the occurrence, prior to any Conversion Date, of one of the following:

(a)                                  a “person” or “group” within the meaning of Section 13(d) of the Exchange Act files a Schedule TO or any schedule, form or report under the Exchange Act disclosing that such person or group has become the direct or indirect ultimate “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of common equity of the Corporation representing more than 50% of the voting power of the Common Stock; or

(b)                                 consummation of any consolidation or merger of the Corporation or similar transaction or any sale, lease or other transfer in one transaction or a series of related transactions of all or substantially all of the consolidated assets of the Corporation and its subsidiaries, taken as a whole, to any Person other than one of the Corporation’s subsidiaries, in each case pursuant to which the Common Stock will be converted into cash, securities, or other property, other than pursuant to a transaction in which the persons that “beneficially owned” (as defined in Rule 13d-3 under the Exchange Act) directly or indirectly, Voting Shares immediately prior to such transaction beneficially own, directly or indirectly, Voting Shares representing a majority of the total voting power of all outstanding classes of Voting Shares of the continuing or surviving person immediately after the transaction;

provided, however that a Make-Whole Acquisition will not be deemed to have occurred if at least 90% of the consideration received by holders of the Common Stock in the transaction or transactions consists of shares of common stock or American Depositary Receipts in respect of common stock that are traded on a U.S. national securities exchange or a securities exchange in the European Economic Area or that will be traded on a U.S. national securities exchange or a securities exchange in the European Economic Area when issued or exchanged in connection with a Make-Whole Acquisition.

“Make-Whole Acquisition Conversion” has the meaning set forth in Section 10(c)(i).

“Make-Whole Acquisition Conversion Period” has the meaning set forth in Section 10(c)(i).

“Make-Whole Acquisition Effective Date” has the meaning set forth in Section 10(c)(i).

“Make-Whole Acquisition Stock Price” means the price paid per share of Common Stock in the event of a Make-Whole Acquisition.  If the holders of shares of Common Stock receive only cash in the Make-Whole Acquisition, the Make-Whole Acquisition Stock Price shall be the cash amount paid per share of Common Stock.  Otherwise, the Make-Whole Acquisition Stock Price shall be the average of the Closing Price per share of Common Stock on the ten Trading Days up to, but not including, the Make-Whole Acquisition Effective Date.

“Make-Whole Shares” has the meaning set forth in Section 10(c)(i).

“Notice of Mandatory Conversion” has the meaning set forth in Section 10(b)(iii).

“Mandatory Conversion Date” has the meaning set forth in Section 10(b)(iii).

“Person” means a legal person, including any individual, corporation, estate, partnership, joint venture, association, joint-stock company, limited liability company or trust.

“Purchased Shares” has the meaning set forth in Section 11(a)(vi)

“Reference Price” means the price paid per share of Common Stock in the event of a Fundamental Change.  If the holders of shares of Common Stock receive only cash in the Fundamental Change, the Reference Price shall be the cash amount paid per share.  Otherwise, the Reference Price shall be the average of the Closing Price per share of Common Stock on the ten Trading Days up to, but not including, the effective date of the Fundamental Change.

“Registrar” shall mean Computershare Trust Company, N.A. and Computershare Inc. collectively acting in their capacity as registrar for the Series P Preferred Stock, and their respective successors and assigns or any other registrar appointed by the Corporation.

“Spin-Off” has the meaning set forth in Section 11(a)(iv).

“Spin-Off Valuation Period” has the meaning set forth in Section 11(a)(iv).

“Trading Day” means a day on which the shares of Common Stock:

(a)                                                          are not suspended from trading on any national or regional securities exchange or association or over-the-counter market at the close of business; and

(b)                                                         have traded at least once on the national or regional securities exchange or association or over-the-counter market that is the primary market for the trading of the Common Stock.

“Transfer Agent” shall mean Computershare Trust Company, N.A. and Computershare Inc. collectively acting in their capacity as transfer agent for the Series P Preferred Stock, and their respective successors and assigns or any other transfer agent appointed by the Corporation.

“Trigger Event” has the meaning set forth in Section 11(a)(iv).

“Voting Shares” of a Person means shares of all classes of Capital Stock of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of the board of directors of such Person.

9.                                       Right to Convert.  Each Holder shall have the right, at such Holder’s option, at any time, to convert all or any portion of such Holder’s Series P Preferred Stock into shares of Common Stock at the Applicable Conversion Rate (subject to the conversion procedures set forth in Section 10 herein) plus cash in lieu of fractional shares.

10.                                 Conversion.

(a)                                  Conversion Procedures.

(i)                                                             Effective immediately prior to the close of business on the Mandatory Conversion Date or any applicable Conversion Date, dividends shall no longer be declared on any converted shares of Series P Preferred Stock and such shares of Series P Preferred Stock shall cease to be outstanding, in each case, subject to the right of Holders to receive any declared and unpaid dividends on such shares and any other payments to which they are otherwise entitled pursuant to Section 9, Section 10(b), Section 10(c), Section 10(d), Section 12 or Section 13 hereof, as applicable.

(ii)                                                          Prior to the close of business on the Mandatory Conversion Date or any applicable Conversion Date, shares of Common Stock issuable upon conversion of, or other securities issuable upon conversion of, any shares of Series P Preferred Stock shall not be deemed outstanding for any purpose, and Holders shall have no rights with respect to the Common Stock or other securities issuable upon conversion (including voting rights, rights to respond to tender offers for the Common Stock and rights to receive any dividends or other distributions on the Common Stock or other securities issuable upon conversion), by virtue of holding shares of Series P Preferred Stock.

(iii)                                                       Shares of Series P Preferred Stock duly converted in accordance with the terms hereof, or otherwise reacquired by the Corporation, will resume the status of authorized and unissued preferred stock, undesignated as to series and available for future issuance.  The Corporation may from time-to-time take such appropriate action as may be necessary to reduce the authorized number of shares of Series P Preferred Stock.

(iv)                                                      The Person or Persons entitled to receive the Common Stock and/or securities issuable upon conversion of Series P Preferred Stock shall be treated for all purposes as the record holder(s) of such shares of Common Stock and/or securities as of the close of business on the Mandatory Conversion Date or any applicable Conversion Date except to the extent that all or a portion of such Common Stock is subject to the limitations set forth in Section 15.  In the event that a Holder shall not by written notice designate the name in which shares of Common Stock and/or cash, securities or other property (including payments of cash in lieu of fractional shares) to be issued or paid upon conversion of shares of Series P Preferred Stock should be registered or paid or the manner in which such shares should be delivered, the Corporation shall be entitled to register and deliver such shares, and make such payment, in the name of the Holder and in the manner shown on the records of the Corporation or, in the case of global certificates, through book-entry transfer through the Depositary.

(v)                                                         Conversion into shares of Common Stock will occur on the Mandatory Conversion Date or any applicable Conversion Date as follows:

(A)                                                      On the Mandatory Conversion Date or applicable Conversion Date, certificates representing shares of Common Stock shall be issued and delivered to Holders or their designee upon presentation and surrender of the certificate evidencing the Series P Preferred Stock to the Conversion Agent if shares of the Series P Preferred Stock are held in certificated form, and, if required, the furnishing of appropriate endorsements and transfer documents and the payment of all transfer and similar taxes.  If a Holder’s interest is a beneficial interest in a global certificate representing Series P Preferred Stock, a book-entry transfer through the Depositary will be made by the Conversion Agent upon compliance with the Depositary’s procedures for converting a beneficial interest in a global security.

(B)                                On the date of any conversion at the option of Holders pursuant to Section 9, Section 10(c) or Section 10(d), if a Holder’s interest is in certificated form, a Holder must do each of the following in order to convert:

(1)                                  complete and manually sign the conversion notice provided by the Conversion Agent, or a facsimile of the conversion notice, and deliver this irrevocable notice to the Conversion Agent;

(2)                                  surrender the shares of Series P Preferred Stock to the Conversion Agent;

(3)                                  if required, furnish appropriate endorsements and transfer documents;

(4)                                  if required, pay all transfer or similar taxes; and

(5)                                  if required, pay funds equal to any declared and unpaid dividend payable on the next Dividend Payment Date.

If a Holder’s interest is a beneficial interest in a global certificate representing Series P Preferred Stock, in order to convert a Holder must comply with paragraphs (3) through (5) listed above and comply with the Depositary’s procedures for converting a beneficial interest in a global security.

The date on which a Holder complies with the procedures in this clause (v) is the “Conversion Date.”

(C)                                The Conversion Agent shall, on a Holder’s behalf, convert the Series P Preferred Stock into shares of Common Stock, in accordance with the terms of the notice delivered by such Holder described in clause (B) above.  If a Conversion Date on which a Holder elects to convert Series P Preferred Stock is prior to the Record Date relating to any declared dividend for the Dividend Period, such Holder will not have the right to receive any declared dividends for that Dividend Period. If a Conversion Date on which a Holder elects to convert Series P Preferred Stock or the Mandatory Conversion Date is after the Record Date for any declared dividend and prior to the Dividend Payment Date, such Holder shall receive that dividend on the relevant Dividend Payment Date if such Holder was the Holder of record on the Record Date for that dividend. Notwithstanding the preceding sentence, if the Conversion Date is after the Record Date and prior to the Dividend Payment Date, whether or not such Holder was the Holder of record on the Record Date, the Holder must pay to the Conversion Agent upon conversion of the shares of Series P Preferred Stock an amount in cash equal to the full dividend actually paid on the Dividend Payment Date for the then-current Dividend Period on the shares of Series P Preferred Stock being converted, unless the Holder’s shares of Series P Preferred Stock are being converted pursuant to Section 10(b), Section 10(c) or Section 10(d).

(b)                                 Mandatory Conversion at the Corporation’s Option.

(i)                                                             On or after April 1, 2013, the Corporation may, at its option, at any time or from time to time, cause some or all of the Series P Preferred Stock to be converted into shares of Common Stock at the Applicable Conversion Rate if, for 20 Trading Days during any period of 30 consecutive Trading Days, including the last Trading Day of such period, ending on the

Trading Day preceding the date the Corporation gives notice of mandatory conversion by providing (A) the Notice of Mandatory Conversion or (B) issuing a press release and making information available on its website as set forth in Section 10(b)(iii), the Closing Price of the Common Stock exceeds 130% of the Applicable Conversion Price of the Series P Preferred Stock.

(ii)                                                          If the Corporation elects to cause less than all of the Series P Preferred Stock to be converted under clause (i) above, the Conversion Agent will select the Series P Preferred Stock to be converted by lot, or on a pro rata basis or by another method the Conversion Agent considers fair and appropriate, including any method required by DTC or any successor depository (so long as such method is not prohibited by the rules of any stock exchange or quotation association on which the Series P Preferred Stock is then traded or quoted).  If the Conversion Agent selects a portion of a Holder’s Series P Preferred Stock for partial conversion at the Corporation’s option and such Holder converts a portion of its shares of Series P Preferred Stock, the converted portion will be deemed to be from the portion selected for conversion at the Corporation’s option under this Section 10(b).

(iii)                                                       If the Corporation exercises the optional conversion right described in this Section 10(b), the Corporation shall give notice by (i) providing a notice of such conversion by first class mail to each Holder of record for the shares of Series P Preferred Stock to be converted (such notice a “Notice of Mandatory Conversion”) or (ii) issuing a press release and make this information available on its website.  The Conversion Date shall be a date selected by the Corporation (the “Mandatory Conversion Date”), not less than 10 days, and not more than 20 days, after the date on which the Corporation provides the Notice of Mandatory Conversion or such press release is issued.  In addition to any information required by applicable law or regulation, the Notice of Mandatory Conversion or press release shall state, as appropriate:

(A)                                                      the Mandatory Conversion Date;

(B)                                                        the number of shares of Common Stock to be issued upon conversion of each share of Series P Preferred Stock; and

(C)                                                        the aggregate number of shares of Series P Preferred Stock to be converted.

(c)                                                          Conversion Upon Make-Whole Acquisition.

(i)                                                             In the event of a Make-Whole Acquisition occurring prior to a Mandatory Conversion Date or Conversion Date, each Holder shall have the option to convert its shares of Series P Preferred Stock (a “Make-Whole Acquisition Conversion”) during the period (the “Make-Whole Acquisition Conversion Period”) beginning on the effective date of the Make-Whole Acquisition (the “Make-Whole Acquisition Effective Date”) and ending on the date that is 30 days after the Make-Whole Acquisition Effective Date and receive an additional number of shares of Common Stock (the “Make-Whole Shares”) as set forth in clause (ii) below.

(ii)                                                          The number of Make-Whole Shares per share of Series P Preferred Stock shall be determined by reference to the table below for the applicable Make-Whole Acquisition Effective Date and the applicable Make-Whole Acquisition Stock Price:

	Stock Price
Effective Date	$37.64	$42.00	$46.00	$49.87	$55.00	$60.00	$64.83	$75.00	$85.00	$100.00	$120.00	$140.00	$160.00
04/04/2008	6.5166	6.0632	5.2799	4.6827	4.0635	3.5970	3.2373	2.6739	2.2805	1.8597	1.475 8	1.2061	1.0050
04/01/2009	6.5166	5.4979	4.7191	4.1332	3.5368	3.0981	2.7675	2.2652	1.9251	1.5686	1.246 9	1.0214	0.8533
04/01/2010	6.5166	4.9238	4.1315	3.5428	2.9574	2.5409	2.2383	1.8015	1.5217	1.2382	0.986 1	0.8098	0.6782
04/01/2011	6.5166	4.4412	3.5981	2.9721	2.3632	1.9472	1.6623	1.2900	1.0772	0.8751	0.698 8	0.5755	0.4833
04/01/2012	6.5166	4.1088	3.1790	2.4648	1.7617	1.2922	0.9997	0.6995	0.5727	0.4660	0.373 8	0.3088	0.2601
04/01/2013	6.5166	3.9561	2.9739	2.1730	1.2864	0.5722	0.0000	0.0000	0.0000	0.0000	0.000 0	0.0000	0.0000
Thereafter	6.5166	3.9561	2.9739	2.1730	1.2864	0.5722	0.0000	0.0000	0.0000	0.0000	0.000 0	0.0000	0.0000

(A)                              The exact Make-Whole Acquisition Stock Prices and Make-Whole Acquisition Effective Dates may not be set forth in the table, in which case:

(1)                                  if the Make-Whole Acquisition Stock Price is between two Make-Whole Acquisition Stock Price amounts in the table or the Make-Whole Acquisition Effective Date is between two dates in the table, the number of Make-Whole Shares will be determined by straight-line interpolation between the number of Make-Whole Shares set forth for the higher and lower Make-Whole Acquisition Stock Price amounts and the two Make-Whole Acquisition Effective Dates, as applicable, based on a 365-day year;

(2)                                  if the Make-Whole Acquisition Stock Price is in excess of $160.00 per share (subject to adjustment pursuant to Section 11 hereof), no Make-Whole Shares will be issued upon conversion of the Series P Preferred Stock; and

(3)                                  if the Make-Whole Acquisition Stock Price is less than $37.64 per share (subject to adjustment pursuant to Section 11 hereof), no Make-Whole Shares will be issued upon conversion of the Series P Preferred Stock.

(B)                                The Make-Whole Acquisition Stock Prices set forth in the table above are subject to adjustment pursuant to Section 11 hereof and shall be adjusted as of any date the Conversion Rate is adjusted.  The adjusted Make-Whole Acquisition Stock Prices will equal the Make-Whole Acquisition Stock Prices applicable immediately prior to such adjustment multiplied by a fraction, the numerator of which is the Conversion Rate immediately prior to the adjustment giving rise to the Make-Whole Acquisition Stock Prices adjustment and the denominator of which is the Conversion Rate as so adjusted.  Each of the number of Make-Whole Shares in the table shall also be subject to adjustment in the same manner as the Conversion Rate pursuant to Section 11.

(iii)                               On or before the twentieth day prior to the date the Corporation anticipates being the effective date for the Make-Whole Acquisition or within two business days of becoming aware of a Make-Whole Acquisition of the type set forth in clause (a) of the definition Make-Whole Acquisition, a written notice shall be sent by or on behalf of the Corporation, by first-class mail, postage prepaid, to the Holders as they appear in the records of the Corporation.  Such notice shall contain:

(A)                              the anticipated effective date or effective date of the Make-Whole Acquisition; and

(B)                                the date, which shall be 30 days after the Make-Whole Acquisition Effective Date, by which a Make-Whole Acquisition Conversion must be exercised.

(iv)                              On the Make-Whole Acquisition Effective Date or as soon as practicable thereafter, another written notice shall be sent by or on behalf of the Corporation, by first-class mail, postage prepaid, to the Holders as they appear in the records of the Corporation.  Such notice shall contain:

(A)                              the date that shall be 30 days after the Make-Whole Acquisition Effective Date;

(B)                                the number of Make-Whole Shares;

(C)                                the amount of cash, securities and other consideration receivable by a Holder of Series P Preferred Stock upon conversion; and

(D)                               the instructions a Holder must follow to exercise its conversion option in connection with such Make-Whole Acquisition.

(v)                                 To exercise a Make-Whole Acquisition Conversion option, a Holder must, no later than 5:00 p.m., New York City time on or before the date by which the Make-Whole Acquisition Conversion option must be exercised as specified in the notice delivered under clause (iv) above, comply with the procedures set forth in Section 10(a)(v)(B).

(vi)                              If a Holder does not elect to exercise the Make-Whole Acquisition Conversion option pursuant to this Section 10(c), the shares of Series P Preferred Stock or successor security held by it shall remain outstanding (unless otherwise converted as provided herein), and the Holder will not be eligible to receive Make-Whole Shares.

(vii)                           Upon a Make-Whole Acquisition Conversion, the Conversion Agent shall, except as otherwise provided in the instructions provided by the Holder thereof in the written notice provided to the Corporation or its successor as set forth in Section 10(a)(iv) above, deliver to the Holder such cash, securities or other property as are issuable with respect to Make-Whole Shares in the Make-Whole Acquisition.

(viii)                        In the event that a Make-Whole Acquisition Conversion is effected with respect to shares of Series P Preferred Stock or a successor security representing less than all the shares of Series P Preferred Stock or a successor security held by a Holder, upon such Make-Whole Acquisition Conversion the Corporation or its successor shall execute and the Conversion Agent shall, unless otherwise instructed in writing, countersign and deliver to the Holder thereof, at the expense of the Corporation or its successors, a certificate evidencing the shares of Series P Preferred Stock or such successor security held by the Holder as to which a Make-Whole Acquisition Conversion was not effected.

(d)                                 Conversion Upon Fundamental Change.

(i)                                     In lieu of receiving the Make-Whole Shares, if the Reference Price in connection with a Make-Whole Acquisition is less than the Applicable Conversion Price (a

“Fundamental Change”), a Holder may elect to convert each share of Series P Preferred Stock during the period beginning on the effective date of the Fundamental Change and ending on the date that is 30 days after the effective date of such Fundamental Change at an adjusted conversion price equal to the greater of (1) the Reference Price and (2) $18.82, subject to adjustment as described in clause (ii) below (the “Base Price”).  If the Reference Price is less than the Base Price, Holders will receive a maximum of 53.1350 shares of Common Stock per share of Series P Preferred Stock converted, subject to adjustment as a result of any adjustment to the Base Price described in clause (ii) below.

(ii)                                  The Base Price shall be adjusted as of any date the Conversion Rate of the Series P Preferred Stock is adjusted pursuant to Section 11.  The adjusted Base Price shall equal the Base Price applicable immediately prior to such adjustment multiplied by a fraction, the numerator of which is the Conversion Rate immediately prior to the adjustment giving rise to the Conversion Rate adjustment and the denominator of which is the Conversion Rate as so adjusted.

(iii)                               In lieu of issuing Common Stock upon conversion in the event of a Fundamental Change, the Corporation may at its option, and if it obtains any necessary regulatory approval, pay an amount in cash (computed to the nearest cent) equal to the Reference Price for each share of Common Stock otherwise issuable upon conversion.

(iv)                              On or before the twentieth day prior to the date the Corporation anticipates being the effective date for the Fundamental Change or within two business days of becoming aware of the Fundamental Change if it is a Make-Whole Acquisition of the type set forth in clause (a) of the definition Make-Whole Acquisition, a written notice shall be sent by or on behalf of the Corporation, by first-class mail, postage prepaid, to the Holders as they appear in the records of the Corporation.  Such notice shall contain:

(A)                              the anticipated effective date of the Fundamental Change; and

(B)                                the date, which shall be 30 days after the anticipated effective date of a Fundamental Change, by which a Fundamental Change conversion must be exercised.

(v)                                 On the effective date of a Fundamental Change or as soon as practicable thereafter, another written notice shall be sent by or on behalf of the Corporation, by first-class mail, postage prepaid, to the Holders as they appear in the records of the Corporation.  Such notice shall contain:

(A)                              the date that shall be 30 days after the effective date of the Fundamental Change;

(B)                                the adjusted conversion price following the Fundamental Change;

(C)                                the amount of cash, securities and other consideration received by a Holder of Series P Preferred Stock upon conversion; and

(D)                               the instructions a Holder must follow to exercise its conversion option in connection with such Fundamental Change.

(vi)                              To exercise its conversion option upon a Fundamental Change, a Holder must, no later than 5:00 p.m., New York City time on or before the date by which the conversion option upon the Fundamental Change must be exercised as specified in the notice delivered under clause (v) above, comply with the procedures set forth in Section 10(a)(v)(B) and indicate that it is exercising the Fundamental Change conversion option.

(vii)                           If a Holder does not elect to exercise its conversion option upon a Fundamental Change pursuant to this Section 10(d), the Holder will not be eligible to convert such Holder’s shares pursuant to this Section 10(d) and such Holder’s shares of Series P Preferred Stock or successor security held by it will remain outstanding (unless otherwise converted as provided herein).

(viii)                        Upon a conversion upon a Fundamental Change, the Conversion Agent shall, except as otherwise provided in the instructions provided by the Holder thereof in the written notice provided to the Corporation or its successor as set forth in Section 10(a)(iv) above, deliver to the Holder such cash, securities or other property as are issuable with respect to the adjusted conversion price following the Fundamental Change.

(ix)                                In the event that a conversion upon a Fundamental Change is effected with respect to shares of Series P Preferred Stock or a successor security representing less than all the shares of Series P Preferred Stock or a successor security held by a Holder, upon such conversion the Corporation or its successor shall execute and the Conversion Agent shall, unless otherwise instructed in writing, countersign and deliver to the Holder thereof, at the expense of the Corporation, a certificate evidencing the shares of Series P Preferred Stock or such successor security held by the Holder as to which a conversion upon a Fundamental Change was not effected.

11.                                 Anti-Dilution Adjustments.

(a)                                  The Conversion Rate shall be adjusted from time to time by the Corporation as follows:

(i)                                     In case the Corporation shall, at any time or from time to time while any of the Series P Preferred Stock is outstanding, pay a dividend in shares of Common Stock or make a distribution in shares of Common Stock to all or substantially all holders of its outstanding shares of Common Stock (other than a dividend or distribution in connection with a transaction to which Section 12 applies), then the Conversion Rate shall be adjusted based on the following formula:

CR1 = CR0 x	OS1
OS0

where

CR0	=	the Conversion Rate in effect at 5:00 p.m., New York City time, on the Trading Day immediately preceding the Ex-Dividend Date for such dividend or distribution;

CR1	=	the Conversion Rate in effect on the Ex-Dividend Date for such dividend or distribution;

OS0	=	the number of shares of Common Stock outstanding at 5:00 p.m., New York City time, on the Trading Day immediately preceding the Ex-Dividend Date for such dividend or distribution; and

OS1	=	the number of shares of Common Stock that would be outstanding immediately after, and solely as a result of, such dividend or distribution.

Any adjustment made pursuant to this Section 11(a)(i) shall become effective immediately prior to 9:00 a.m., New York City time, on the Ex-Dividend Date for such dividend or distribution.  If any dividend or distribution that is the subject of this Section 11(a)(i) is declared but not so paid or made, the Conversion Rate shall be immediately readjusted, effective as of the date the Board of Directors publicly announces its decision not to pay or make such dividend or distribution, to the Conversion Rate that would then be in effect if such dividend or distribution had not been declared.

(ii)                                  In case outstanding shares of Common Stock shall be subdivided or split into a greater number of shares of Common Stock or combined into a smaller number of shares of Common Stock (in each case, other than in connection with a transaction to which Section 12 applies), the Conversion Rate shall be adjusted based on the following formula:

CR1 = CR0 x	OS1
OS0

where

CR0	=	the Conversion Rate in effect at 5:00 p.m., New York City time, on the Trading Day immediately preceding the effective date of such subdivision, split or combination;

CR1	=	the Conversion Rate in effect on the effective date of such subdivision, split or combination;

OS0	=	the number of shares of Common Stock outstanding at 5:00 p.m., New York City time, on the Trading Day immediately preceding the effective date of such subdivision, split or combination; and

OS1	=	the number of shares of Common Stock that would be outstanding immediately after, and solely as a result of, such subdivision, split or combination.

Any adjustment made pursuant to this Section 11(a)(ii) shall become effective on the effective date of such subdivision, split or combination.

(iii)                               In case the Corporation shall issue rights or warrants to all or substantially all holders of its outstanding shares of Common Stock (other than rights issued pursuant to a stockholders’ rights plan and other than an issuance in connection with a transaction to which Section 12 applies) entitling them to purchase, for a period of 45 calendar days or less from the date of issuance thereof, shares of Common Stock at a price per share less than the Current Market Price, the Conversion Rate shall be adjusted based on the following formula:

CR1 = CR0 x	OS0 + X
OS0 + Y

where

CR0	=	the Conversion Rate in effect at 5:00 p.m., New York City time, on the Trading Day immediately preceding the Ex-Dividend Date for such issuance;

CR1	=	the Conversion Rate in effect on the Ex-Dividend Date for such issuance;

OS0	=	the number of shares of the Common Stock that are outstanding at 5:00 p.m., New York City time, on the Trading Day immediately preceding the Ex-Dividend Date for such issuance;

X	=	the total number of shares of the Common Stock issuable pursuant to such rights or warrants; and

Y	=	the number of shares of the Common Stock equal to the quotient of (x) aggregate price payable to exercise such rights or warrants, divided by (y) the Current Market Price of the Common Stock.

Any adjustment made pursuant to this Section 11(a)(iii) shall become effective immediately prior to 9:00 a.m., New York City time, on the Ex-Dividend Date for such issuance.  In the event that such rights or warrants described in this Section 11(a)(iii) are not so issued, the Conversion Rate shall be immediately readjusted, effective as of the date the Board of Directors publicly announces its decision not to issue such rights or warrants, to the Conversion Rate that would then be in effect if such issuance had not been declared.  To the extent that such rights or warrants are not exercised prior to their expiration or shares of the Common Stock are otherwise not delivered pursuant to such rights or warrants upon the exercise of such rights or warrants, the Conversion Rate shall be readjusted to the Conversion Rate that would then be in effect had the adjustments made upon the issuance of such rights or warrants been made on the basis of delivery of only the number of shares of Common Stock actually delivered. In determining the aggregate price payable for such shares of the Common Stock, there shall be taken into account any consideration received by the Corporation for such rights or warrants and the value of such consideration (if other than cash, to be determined by the Board of Directors).  If an adjustment to the Conversion Rate may be required pursuant to this Section 11(a)(iii), delivery of any additional shares of Common Stock that may be deliverable upon conversion as a result of an adjustment required pursuant to this Section 11(a)(iii) shall be delayed to the extent necessary in order to complete the calculations provided for in this Section 11(a)(iii).

(iv)                              In case the Corporation shall, by dividend or otherwise, distribute to all or substantially all holders of its outstanding shares of Common Stock shares of any class of Capital Stock of the Corporation (other than Common Stock) or evidences of its indebtedness or assets (including securities, but excluding (v) any dividends or distributions referred to in Section 11(a)(i), (w) any rights or warrants referred to in Section 11(a)(iii), (x) any dividends or distributions referred to in Section 11(a)(v), (y) any dividends or distributions in connection with a transaction to which Section 12 applies, or (z) any Spin-Offs to which the provisions set forth below in this Section 11(a)(iv) applies) (any of the foregoing hereinafter in this Section 11(a)(iv) called the “Distributed Assets”), then, in each such case, the Conversion Rate shall be adjusted based on the following formula:

CR1 = CR0 x	SP0
SP0 — FMV

where

CR0	=	the Conversion Rate in effect at 5:00 p.m., New York City time, on the Trading Day immediately preceding the Ex-Dividend Date for such distribution;

CR1	=	the Conversion Rate in effect on the Ex-Dividend Date for such distribution;

SP0	=	the Current Market Price of the Common Stock; and

FMV	=	the Fair Market Value on the Ex-Dividend Date for such distribution of the Distributed Assets so distributed applicable to one share of Common Stock.

Notwithstanding the foregoing, in the event where there has been a payment of a dividend or other distribution on the Common Stock of shares of Capital Stock, or similar equity interests in a Subsidiary or other business unit of the Corporation (a “Spin-Off”) that are, or, when issued, will be, traded or quoted on the New York Stock Exchange, the Nasdaq Stock Market or any other national or regional securities exchange or market, then the Conversion Rate shall instead be adjusted based on the following formula:

CR1 = CR0 x	FMV0 + MP0
MP0

where

CR0	=	the Conversion Rate in effect at 5:00 p.m., New York City time, on the Trading Day immediately preceding the Ex-Dividend Date for such distribution;

CR1	=	the Conversion Rate in effect on the Ex-Dividend Date for such distribution;

FMV0	=

the average of the Closing Prices of the Distributed Assets applicable to one share of Common Stock over the ten consecutive Trading Day period commencing on and including the effective date of the Spin-Off or, if not traded on a national or regional securities exchange or over-the-counter market, the Fair Market Value of the Capital Stock or equity interests representing the portion of the distribution applicable to one share of Common Stock on such date as determined by the Board of Directors (the “Spin-Off Valuation Period”); and

MP0	=	the average of the Closing Prices of the Common Stock over the Spin-Off Valuation Period.

Any adjustment made pursuant to this Section 11(a)(iv) shall become effective immediately prior to 9:00 a.m., New York City time, on the Ex-Dividend Date for such distribution.

If any dividend or distribution of the type described in this Section 11(a)(iv) is declared but not so paid or made, the Conversion Rate shall be immediately readjusted, effective as of the date the Board of Directors publicly announces its decision not to pay such dividend or distribution, to the Conversion Rate that would then be in effect if such dividend or distribution had not been declared.  If an adjustment to the Conversion Rate may be required under this Section 11(a)(iv), delivery of any additional shares of Common Stock that may be deliverable upon conversion as a result of an adjustment required under this Section 11(a)(iv) shall be delayed to the extent necessary in order to complete the calculations provided for in this Section 11(a)(iv).

Rights or warrants distributed by the Corporation to all holders of Common Stock entitling the Holders thereof to subscribe for or purchase shares of the Corporation’s capital stock (either initially or under certain circumstances), which rights or warrants, until the occurrence of a specified event or events (“Trigger Event”): (i) are deemed to be transferred with such shares of Common Stock; (ii) are not exercisable; and (iii) are also issued in respect of future issuances of Common Stock, shall be deemed not to have been distributed for purposes of this Section 11(a) (and no adjustment to the Conversion Rate under this Section 11(a) will be required) until the occurrence of the earliest Trigger Event, whereupon such rights and warrants shall be deemed to have been distributed and an appropriate adjustment (if any is required) to the Conversion Rate shall be made under this Section 11(a)(iv), except as set forth in Section 11(a)(xii). If any such right or warrant, including any such existing rights or warrants distributed prior to the date of this Certificate of Designations, are subject to events, upon the occurrence of which such rights or warrants become exercisable to purchase different securities, evidences of indebtedness or other assets, then the date of the occurrence of any and each such event shall be deemed to be the date of distribution and record date with respect to new rights or warrants with such rights (and a termination or expiration of the existing rights or warrants without exercise by any of the holders thereof), except as set forth in Section 11(a)(xii).  In addition, except as set forth in Section 11(a)(xii),  in the event of any distribution (or deemed distribution) of rights or warrants, or any Trigger Event or other event (of the type described in the preceding sentence) with respect thereto that was counted for purposes of calculating a distribution amount for which an adjustment to the Conversion Rate under this Section 11(a) was made (including any adjustment contemplated by Section 11(a)(xii)), (1) in the case of any such rights or warrants that shall all have been redeemed or repurchased without exercise by any holders thereof, the Conversion Rate shall be readjusted upon such final redemption or repurchase to give effect to such distribution or Trigger Event, as the case may be, as though it were a cash distribution, equal to the per share redemption or repurchase price received by a  holder or holders of Common Stock with respect to such rights or warrants (assuming such holder had retained such rights or warrants), made to all holders of Common Stock as of the date of such redemption or repurchase, and (2) in the case of such rights or warrants that shall have expired or been terminated without exercise by any holders thereof, the Conversion Rate shall be readjusted as if such rights and warrants had not been issued.

No adjustment of the Conversion Rate shall be made pursuant to this Section 11(a)(iv) in respect of rights or warrants distributed or deemed distributed on any Trigger Event to the extent that such rights or warrants are actually distributed or reserved by the Corporation for distribution to Holders of Series P Preferred Stock upon conversion by such Holders of Series P Preferred Stock to Common Stock.

(v)           In case the Corporation shall pay a dividend or otherwise distribute to all or substantially all holders of its Common Stock a dividend or other distribution of exclusively cash excluding (x) any dividend or distribution in connection with the liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, or upon a merger or consolidation of the Corporation, (y) regular cash dividends to the extent that such dividends do not exceed $0.17 per share in any Fiscal Quarter (the “Dividend Threshold Amount”), then the Conversion Rate shall be adjusted based on the following formula:

CR1 = CR0 x	SP0
SP0 – DIV

where

CR0	=	the Conversion Rate in effect at 5:00 p.m., New York City time, on the Trading Day immediately preceding the Ex-Dividend Date for such dividend or distribution;

CR1	=	the Conversion Rate in effect on the Ex-Dividend Date for such dividend or distribution;

SP0	=	the Current Market Price of the Common Stock; and

DIV	=

the cash amount per share of Common Stock of the dividend or distribution, as determined pursuant to the following sentences. If an adjustment is required to be made as set forth in this clause as a result of a distribution (1) that is a regularly scheduled quarterly dividend, such adjustment would be based on the amount by which such dividend exceeds the Dividend Threshold Amount or (2) that is not a regularly scheduled quarterly dividend, such adjustment would be based on the full amount of such distribution. The Dividend Threshold Amount is subject to adjustment on an inversely proportional basis whenever the Conversion Rate is adjusted; provided that no adjustment will be made to the dividend threshold amount for any adjustment made to the Conversion Rate as described under this Section 11(a)(v).

Any adjustment made pursuant to this Section 11(a)(v) shall become effective immediately prior to 9:00 a.m., New York City time, on the Ex-Dividend Date for such dividend or distribution.  If any dividend or distribution of the type described in this Section 11(a)(v) is declared but not so paid or made, the Conversion Rate shall be immediately readjusted, effective as of the date the Board of Directors publicly announces its decision not to pay such dividend or distribution, to the Conversion Rate that would then be in effect if such dividend or distribution had not been declared.

(vi)          In case a tender offer or exchange offer made by the Corporation or any subsidiary of the Corporation for all or any portion of the Common Stock shall expire and such tender or exchange offer (as amended upon the expiration thereof) shall require the payment to stockholders of cash and any other consideration per share of Common Stock having a Fair Market Value as of the last date (the “Expiration Date”) tenders or exchanges may be made pursuant to such tender offer or exchange offer (as it may be amended) that exceeds the Closing Price of a share of Common Stock on the Trading Day next succeeding the Expiration Date, the Conversion Rate shall be adjusted based on the following formula:

CR1 = CR0 x	FMV+ (SP1 x OS1)
OS0 x SP1

where

CR0	=	the Conversion Rate in effect at 5:00 p.m., New York City time, on the Expiration Date;

CR1	=	the Conversion Rate in effect immediately after the Expiration Date;

FMV	=

the Fair Market Value, on the Expiration Date, of the aggregate value of all cash and any other consideration paid or payable for shares of Common Stock validly tendered or exchanged and not withdrawn as of the Expiration Date;

OS1	=	the number of shares of Common Stock outstanding immediately prior to the last time tenders or exchanges may be made pursuant to such tender offer or exchange offer (the “Expiration Time”);

OS0	=	the number of shares of Common Stock outstanding immediately after the Expiration Time; and

SP1	=	the average Closing Price per share of Common Stock for the ten consecutive Trading Days commencing on the Trading Day immediately after the Expiration Date.

                Any adjustment made pursuant to this Section 11(a)(vi) shall become effective immediately prior to 9:00 a.m., New York City time, on the Trading Day immediately following the Expiration Date.  If the Corporation, or one of its subsidiaries, is obligated to purchase shares of Common Stock pursuant to any such tender or exchange offer, but the Corporation or such subsidiary is permanently prevented by applicable law from effecting any such purchases, or all such purchases are rescinded, then the Conversion Rate shall be readjusted to be the Conversion Rate that would then be in effect if such tender or exchange offer had not been made.  Except as set forth in the preceding sentence, if the application of this Section 11(a)(vi) to any tender offer or exchange offer would result in a decrease in the Conversion Rate, no adjustment shall be made for such tender offer or exchange offer under this Section 11(a)(vi).  If an adjustment to the Conversion Rate may be required under this Section 11(a)(vi), delivery of any additional shares of Common Stock that may be deliverable upon conversion as a result of an adjustment required under this Section 11(a)(vi) shall be delayed to the extent necessary in order to complete the calculations provided for in this Section 11(a)(vi).

(vii)         The Corporation may (but is not required to) make such increases in the Conversion Rate, in addition to those required by Section 11(a)(i) through (vi), as the Board of Directors considers to be advisable to avoid or diminish any income tax to holders of Common Stock resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for income tax purposes.

In addition to the foregoing, to the extent permitted by applicable law and subject to the applicable rules of the New York Stock Exchange, the Corporation from time to time may increase the Conversion Rate by any amount for any period of time if the period is at least 20 business days, the increase is irrevocable during the period and the Board of Directors shall have made a determination that such increase would be in the best interests of the Corporation, which determination shall be conclusive. Whenever the Conversion Rate is increased pursuant to the preceding sentence, the Corporation shall mail to Holders of record of the Series P Preferred Stock a notice of the increase, which notice will be given at least 15 calendar days prior to the effectiveness of any such increase, and such notice shall state the increased Conversion Rate and the period during which it will be in effect.

(viii)        If during a period applicable for calculating the Closing Price of Common Stock or any other security, an event occurs that requires an adjustment to the Conversion Rate, the Closing Price of such security shall be calculated for such period in a manner determined by the Corporation to appropriately reflect the impact of such event on the price of such security during such period.  Whenever any provision of this Certificate of Designations requires a calculation of an average of Closing Prices of Common Stock or any other security over multiple days, appropriate adjustments shall be made to account for any adjustment to the Conversion Rate that becomes effective, or any event requiring an adjustment to the Conversion Rate where the Ex-Dividend Date of the event occurs, at any time during the period during which the average is to be calculated.

                (ix)           All adjustments to the Conversion Rate shall be calculated to the nearest 1/10,000th of a share (or, if there is not a nearest 1/10,000th of a share, to the next lower

1/10,000th of a share) of Common Stock.  No adjustment in the Conversion Rate shall be required unless such adjustment would require an increase or decrease of at least one percent (1%) in such rate; provided that any adjustments that by reason of this Section 11(a)(ix) are not required to be made shall be carried forward and the Corporation shall take such carry-forward adjustments into account in any subsequent adjustment, regardless of whether the aggregate adjustment is less than 1%, prior to any conversion pursuant to Section 10(b), Section 10(c) or Section 10(d).  No adjustment need be made for rights to purchase Common Stock pursuant to a Corporation plan for reinvestment of dividends or interest or for any issuance of Common Stock or convertible or exchangeable securities or rights to purchase Common Stock or convertible or exchangeable securities.

                (x)            Whenever the Conversion Rate is adjusted as herein provided, the Corporation will issue a notice to the Conversion Agent and DTC containing the relevant information and make this information available on the Corporation’s website.  In addition, the Corporation shall provide upon the request of a Holder of Series P Preferred Stock, to the extent not posted on the Corporation website, a brief statement retting forth in reasonable detail reasonable detail the method by which the adjustment to the Conversion Rate was determined and setting forth the revised Conversion Rate.

                (xi)           For purposes of this Section 11, the number of shares of Common Stock at any time outstanding shall not include shares held in the treasury of the Corporation but shall include shares issuable in respect of scrip certificates issued in lieu of fractions of shares of Common Stock.  The Corporation will not pay any dividend or make any distribution on shares of Common Stock held in the treasury of the Corporation.

                (xii)          If the rights provided for in any future rights plan adopted by the Corporation have separated from the shares of Common Stock in accordance with the provisions of the applicable stockholder rights agreement so that the Holders of the Series P Preferred Stock would not be entitled to receive any rights in respect of Common Stock issuable upon conversion of the Series P Preferred Stock, the Conversion Rate will be adjusted (and, if applicable, readjusted in the event of the expiration, termination or redemption of such rights) as provided in Section 11(a)(iv).  If such rights have not separated, any shares of Common Stock delivered upon the conversion of Series P Preferred Stock shall be accompanied by such rights.  For the avoidance of doubt, if a distribution occurs that would generally result in adjustment of the number of shares deliverable to a Holder as a portion of the conversion consideration to which such Holder is entitled, instead of making such adjustment, the Corporation may instead deem such Holder as a holder of record for purposes of such distribution so that such Holder would receive the distribution at the time such Holder receives the conversion consideration.

(xii)          Notwithstanding any of the foregoing clauses in this Section 11, the applicable Conversion Rate will not be adjusted pursuant to this Section 11 if the Holders of the Series P Preferred Stock will participate in the transaction that would otherwise give rise to adjustment pursuant to this Section 11 without conversion of such Holder’s Series P Preferred Stock.

12.           Reorganization Events.

(a)                In the event of:

(i)                  any consolidation or merger of the Corporation with or into another Person, in each case pursuant to which the Common Stock will be converted into cash, securities, or other property of the Corporation or another Person;

(ii)                any sale, transfer, lease, or conveyance to another Person of all or substantially all of the consolidated assets of the Corporation and its subsidiaries, taken as a whole, in each case pursuant to which the Common Stock will be converted into cash, securities, or other property; or

(iii)               any reclassification of the Common Stock into securities, including securities other than the Common Stock; or

(iv)               any statutory exchange of the Corporation’s securities with another Person (other than in connection with a merger or acquisition);

(any such event specified in this Section 12(a), a “Reorganization Event”); each share of Series P Preferred Stock outstanding immediately prior to such Reorganization Event shall, without the consent of Holders, become convertible into the kind of securities, cash, and other property receivable in such Reorganization Event by a holder of the shares of Common Stock that was not the counterparty to the Reorganization Event or an affiliate of such other party (such securities, cash, and other property, the “Exchange Property”).

(b)               In the event that holders of the shares of the Common Stock have the opportunity to elect the form of consideration to be received in such transaction, the consideration that the Holders are entitled to receive shall be deemed to be the types and amounts of consideration received by the majority of the holders of the shares of the Common Stock that affirmatively make an election (or of all such holders if none make an election).  On each Conversion Date following a Reorganization Event, the Conversion Rate then in effect will be applied to the value on such Conversion Date of the securities, cash, or other property received per share of Common Stock, determined as set forth above.  The amount of Exchange Property receivable upon conversion of any Series P Preferred Stock in accordance with Section 9, Section 10(b), Section 10(c) or Section 10(d) hereof shall be determined based upon the then Applicable Conversion Rate.

(c)                The above provisions of this Section 12 shall similarly apply to successive Reorganization Events and the provisions of Section 11 shall apply to any shares of capital stock of the Corporation (or any successor) received by the holders of the Common Stock in any such Reorganization Event.

(d)               The Corporation (or any successor) shall, within 20 days of the occurrence of any Reorganization Event, provide written notice to the Holders of such occurrence of such event and of the kind and amount of the cash, securities or other property that constitutes the Exchange Property.  Failure to deliver such notice shall not affect the operation of this Section 12.

13.           Fractional Shares.

(a)                No fractional shares of Common Stock will be issued as a result of any conversion of shares of Series P Preferred Stock.

(b)               In lieu of any fractional share of Common Stock otherwise issuable in respect of any conversion at the Corporation’s option pursuant to Section 10(b) hereof or any conversion at the option of the Holder pursuant to Section 9, Section 10(c) or Section 10(d) hereof, the Corporation shall pay an amount in cash (computed to the nearest cent) equal to the same fraction of the Closing Price of the Common Stock determined as of the second Trading Day immediately preceding the effective date of conversion.

(c)                If more than one share of the Series P Preferred Stock is surrendered for conversion at one time by or for the same Holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of the Series P Preferred Stock so surrendered.

14.           Reservation of Common Stock.

(a)                The Corporation shall at all times reserve and keep available out of its authorized and unissued Common Stock or shares held in the treasury by the Corporation, solely for issuance upon the conversion of shares of Series P Preferred Stock as provided in this Certificate of Designations, free from any preemptive or other similar rights, such number of shares of Common Stock as shall from time to time be issuable upon the conversion of all the shares of Series P Preferred Stock then outstanding, calculated assuming the Applicable Conversion Price equals the Base Price, subject to adjustment as described under Section 11.  For purposes of this Section 14(a), the number of shares of Common Stock that shall be deliverable upon the conversion of all outstanding shares of Series P Preferred Stock shall be computed as if at the time of computation all such outstanding shares were held by a single Holder.

(b)               Notwithstanding the foregoing, the Corporation shall be entitled to deliver upon conversion of shares of Series P Preferred Stock, as herein provided, shares of Common Stock acquired by the Corporation (in lieu of the issuance of authorized and unissued shares of Common Stock), so long as any such acquired shares are free and clear of all liens, charges, security interests or encumbrances (other than liens, charges, security interests and other encumbrances created by the Holders).

(c)                All shares of Common Stock delivered upon conversion of the Series P Preferred Stock shall be duly authorized, validly issued, fully paid and non-assessable, free and clear of all liens, claims, security interests and other encumbrances (other than liens, charges, security interests and other encumbrances created by the Holders).

(d)               Prior to the delivery of any securities that the Corporation shall be obligated to deliver upon conversion of the Series P Preferred Stock, the Corporation shall use its reasonable best efforts to comply with all federal and state laws and regulations thereunder requiring the registration of such securities with, or any approval of or consent to the delivery thereof by, any governmental authority.

(e)                The Corporation hereby covenants and agrees that, if at any time the Common Stock shall be listed on the New York Stock Exchange or any other national securities exchange or automated quotation system, the Corporation will, if permitted by the rules of such exchange or automated quotation system, list and keep listed, so long as the Common Stock shall be so listed on such exchange or automated quotation system, all the Common Stock issuable upon conversion of the Series P Preferred Stock; provided, however, that if the rules of such exchange or automated quotation system permit the Corporation to defer the listing of such Common Stock until the first conversion of Series P Preferred Stock into Common Stock in accordance with the provisions hereof, the Corporation covenants to list such Common Stock issuable upon conversion of the Series P Preferred Stock in accordance with the requirements of such exchange or automated quotation system at such time.

                15.           Limitations on Beneficial Ownership.  Notwithstanding anything to the contrary contained herein, and subject to the last sentence of this Section 15, no holder of Series P Preferred Stock will be entitled to receive shares of Common Stock upon conversion pursuant to Section 9 and Section 10 hereof to the extent (but only to the extent) that such receipt would cause such converting holder to become, directly or indirectly, a “beneficial owner” (within the meaning of Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) of more than 9.9% of the shares of Common Stock outstanding at such time.  Any delivery of shares of Common Stock upon a purported conversion of Series P Preferred Stock shall be void and have no effect and such shares shall for all purposes continue to represent outstanding shares of Series P Preferred Stock to the extent (but only to the extent) that such delivery would result in the converting holder becoming the beneficial owner of more than 9.9% of the shares of Common Stock outstanding at such time.  If any delivery of shares of Common Stock owed to a holder upon conversion of Series P Preferred Stock is not made, in whole or in part, as a result of this limitation, the Corporation’s obligation to make such delivery shall not be extinguished and the Corporation shall deliver such shares as promptly as practicable after any such converting holder gives notice to the Corporation that such delivery would not result in it being the beneficial owner of more than 9.9% of the shares of Common Stock outstanding at such time. Notwithstanding anything in this paragraph to the contrary, these limitations on beneficial ownership shall not be applicable to or limit the number of shares of Series P Preferred Stock to be converted as a result of a mandatory conversion of Series P Preferred Stock by the Corporation pursuant to Section 10(b).

16.           Preemptive or Subscription Rights.  The Holders of Series P Preferred Stock shall not have any preemptive or subscription rights.

17.           Repurchase.  Subject to the limitations imposed herein, the Corporation may purchase and sell shares of Series P Preferred Stock from time to time to such extent, in such manner, and upon such terms as the Board or any duly authorized committee of the Board may determine; provided, however, that the Corporation shall not use any of its funds for any such purchase when there are reasonable grounds to believe that the Corporation is, or by such purchase would be, rendered insolvent.

18.           Reacquired Shares.  Shares of Series P Preferred Stock that have been issued and converted, redeemed or otherwise purchased or acquired by the Corporation shall be restored to the status of authorized but unissued shares of preferred stock without designation as to series and shall be available for subsequent issuance.

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IN WITNESS WHEREOF, the undersigned, being duly authorized thereto, does hereby affirm, under penalties of perjury, that this certificate is the act and deed of the Corporation and that the facts herein stated are true, and accordingly has hereunto set his hand this 3rd day of April, 2008.

LEHMAN BROTHERS HOLDINGS INC.

By:	/s/ Andrew M.W. Yeung
	Name:	Andrew M.W. Yeung
	Title:	Vice President and
Associate General Counsel